Exhibit 8

Purchase Option Agreement

by and among

Leisurecorp, LLC,

Great White Shark Enterprises, LLC

and

Tulip Group Investments, Limited

Dated as of June 12, 2008

PURCHASE OPTION AGREEMENT

This Purchase Option Agreement (this “Agreement”) is made as of June 12, 2008 (the “Effective Date”) by and among Leisurecorp, LLC, a Dubai limited liability company (“Leisurecorp”), Great White Shark Enterprises, LLC, a Florida limited liability company (“GWSE”) and Tulip Group Investments, Limited, a B.V.I. company (“TGI”).

RECITALS

WHEREAS, as of the date hereof, GPS Industries, Inc., a Nevada corporation (“GPSI”) and TGI have entered into that certain Convertible Promissory Note (the “Convertible Note”) and all applicable exhibits and attachments thereto (all of the foregoing, together with the schedules and exhibits to all of the foregoing, the “Transaction Documents”); and

WHEREAS, as consideration in part for TGI’s desire and willingness to enter into the Transaction Documents, the parties hereto desire to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. CERTAIN DEFINITIONS.

“Business Day” means any day other than Saturday, Sunday or days on which financial institutions located in New York City, New York are generally closed for business.

“Common Shares” means the shares of common stock of GPSI, par value $0.001 per share.

“Grantors” means Leisurecorp and GWSE, respectively.

“Option Exercise Period” means the period beginning on the date hereof and ending October 12, 2009.

“Option Shares” means the shares of GPSI’s Series B Preferred Stock subject to the Option.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a business or other trust, a joint venture, or any other business entity.

“Per Share Purchase Price” means $10.00 per share of GPSI’s Series B Preferred Stock.

“Purchase Price” means with respect to GWSE or Leisurecorp, as applicable, the number of Option Shares elected to be purchased by TGI times the Per Share Purchase Price.

“Series B Preferred Stock” means the series B preferred stock of GPSI, with the right and preferences set forth in the series B preferred stock certificate of designation.

“Warrants” means the warrants subject to the Option in Section 2(a).

2. PURCHASE OPTION.

(a) Grant of the Option. Leisurecorp and GWSE, severally but not jointly, hereby grant TGI the exclusive right and option (the “Option”) to purchase up to (i) 700,000 shares of GPSI’s Series B Preferred Stock and Warrants to purchase up to 28,688,525 Common Shares, in each case held by Leisurecorp and (ii) 300,000 shares of GPSI’s Series B Preferred Stock and Warrants to purchase up to 12,295,082 Common Shares, in each case held by GWSE, exercisable at any time during the Option Exercise Period, pursuant to the terms and subject to the conditions of this Agreement, provided that such Option Shares and Warrants shall be shares of Series B Preferred Stock and Warrants originally purchased by GWSE and Leisurecorp, respectively, in November 2006. Any exercise of the Option, whether in whole or in part, by TGI shall be allocated among the Grantors such that seventy percent (70%) of any purchase of Option Shares and Warrants shall be purchased from Leisurecorp and thirty percent (30%) of any purchase of Option Shares and Warrants shall be purchased from GWSE. By way of example, if TGI were to exercise the Option in part for 500,000 Option Shares and Warrants to purchase 20,491,804 Common Shares, then of those amounts Leisurecorp would provide 350,000 Option Shares and Warrants to purchase 14,344,263 Common Shares and GWSE would provide 150,000 Option Shares and Warrants to purchase 6,147,541 Common Shares.

(b) Ratio of Option Shares and Warrants. The Option shall only be exercisable for Option Shares and Warrants together, and not separately, based on the following ratio: 1 Option Share : Warrants to purchase 40.983607 Common Shares. As an example, if TGI were to exercise the Option (i) in full, it would acquire 1,000,000 shares of Series B Preferred Stock and Warrants to purchase 40,983,607 Common Shares or (ii) in part (using 50% for purposes of this example), it would acquire 500,000 shares of Series B Preferred Stock and Warrants to purchase 20,491,803.5 Common Shares.

(c) Acknowledgement. GPSI hereby acknowledges, accepts and approves the grant of this Option to TGI.

3. EXERCISE OF THE OPTION.

(a) Notice of Intent to Exercise Purchase Option. Provided that TGI has fulfilled or is in process of fulfilling its obligations pursuant to the Transaction Documents and is not in material default under any of its obligation thereunder, TGI may exercise the Option, in whole or in multiple parts, at any time during the Option Exercise Period by delivering written notice to each of the Grantors (the “Exercise Notice”), in the form attached hereto as Exhibit A.

(b) Purchase of Option Shares and Warrants. Following receipt of the Exercise Notice, the closing (the “Closing”) of the purchase of the Option Shares and Warrants shall take place as soon as reasonably practicable, as determined by the mutual agreement of the parties. At the Closing, (i) each Grantor shall transfer all of its respective rights, title and interest in the Option Shares and Warrants to TGI pursuant to the instructions provided in the Exercise

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Notice and (ii) TGI shall deliver to each Grantor its respective Purchase Price. Each party hereto hereby agrees to execute and deliver all documents or instruments reasonably necessary to effectuate the Closing, including the purchase agreement substantially in the form attached hereto as Exhibit B.

(c) Certain Tax Matters. Prior to each purchase of Option Shares and Warrants, the Grantors shall cause GPSI to provide (and GPSI acknowledges and agrees that it will provide) to TGI a statement, in the form and manner set forth in U.S. Treasury regulation section 1.1445-2(c), to the effect that GPSI is not a U.S. real property interest (a copy of which shall be provided by the Grantors to the U.S. Internal Revenue Service in accordance with U.S. Treasury regulation section 1.897-2(h)(2)); in the event such statement is not provided, TGI shall be entitled to withhold U.S. federal income tax on amounts payable to the Grantors to the extent required by the Internal Revenue Code of 1986, as amended, and the U.S. Treasury regulations promulgated thereunder (unless the Grantors are otherwise able to establish an exemption from U.S. federal income tax withholding).

4. RIGHT OF FIRST OFFER.

(a) Grant of Right. At any time prior to May 8, 2012, if either Leisurecorp or GWSE intends to sell any (i) shares of Series B Preferred Stock (other than the Option Shares) at a price per share of less than the Per Share Purchase Price or (ii) warrants to purchase Common Shares (other than the Warrants), then in either case, Leisurecorp or GWSE, as applicable, shall first offer TGI the right to purchase such shares and/or warrants from Leisurecorp or GWSE, as applicable, at the same price and on the same terms and conditions as those which would be offered to a third party (the “Right of First Offer”).

(b) Notice; Exercise of Right. Leisurecorp and GWSE, as applicable, shall provide written notice to TGI of their respective intention to sell shares and/or warrants that are subject to the Right of First Offer, which notice shall include the price and other material terms they would be willing to accept for such shares and/or warrants (the “Offer Notice”). TGI shall have ten (10) Business Days from the date of its receipt of the Offer Notice (the “ROFO Period”) to consider exercising its Right of First Offer. In the event that TGI determines to exercise its Right of First Offer, TGI shall deliver a written notice to Leisurecorp or GWSE, as applicable, within the ROFO Period informing them that TGI elects to exercise its Right of First Offer and proposing a closing date for such transaction within fifteen (15) Business Days from such date of election. In the event that TGI does not exercise its Right of First Offer, Leisurecorp or GWSE, as applicable, may consummate the transaction contemplated by the Offer Notice so long as the transaction is consummated within sixty (60) Business Days of the expiration of the ROFO Period. If either (i) the terms and conditions of the applicable transaction change in any material way, including without limitation, a reduction in the price payable for the shares and/or warrants, from that which are set forth in the Offer Notice or (ii) the applicable transaction is not consummated within sixty (60) Business Days of the expiration of the ROFO Period, then neither Leisurecorp nor GWSE, as the case may be, shall enter into any agreement with respect to, or consummate, any sale of such shares and/or warrants that are subject to the Right of First Offer to any third party without providing a new Offer Notice to TGI and repeating the foregoing process set forth in this Section 4 above.

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5. CONVERSION. In the event that TGI exercises its Option and subsequently converts all or any portion of its Series B Preferred Stock into Common Shares, each of Leisurecorp and GWSE hereby agrees to convert the same proportional amount (relative to the total number of shares of Series B Preferred Stock owned by it prior to such conversion) as TGI has converted of their Series B Preferred Stock into Common Shares (relative to the total number of shares of Series B Preferred Stock owned by it before giving effect to TGI’s conversion).

6. VOTING RIGHTS. In the event that TGI exercises the Option in full (for the avoidance of doubt, meaning TGI elects to purchase all Option Shares and Warrants subject to the Option), the parties hereto agree to cause GPSI to amend the certificate of designation with respect to the Series B Preferred Stock to delete section 6(b) thereto.

7. COVENANT. Each Grantor irrevocably covenants that during the Option Exercise Period, such Grantor shall not sell, contract to sell, transfer, mortgage or dispose in any manner any of the Option Shares and Warrants subject to the Option, or allow any placement thereon as a security interest.

8. MISCELLANEOUS.

(a) Construction. This Agreement and the performance of the transactions and the obligations of the parties hereunder will be governed by and construed and enforced in accordance with the laws of the State of Nevada, without giving effect to any choice of law principles.

(b) Counterparts. This Agreement may be executed by facsimile or electronic “.pdf” signature pages and in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(c) Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (i) delivered personally to the recipient, (ii) transmitted by facsimile with receipt confirmation to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day; or (iii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands, and other communications shall be sent to the address for such recipient indicated below:

If to TGI:	Tulip Group Investments, Limited P.O. Box 73147 Dubai, UAE Attention: Masoud Sangi Facsimile: 04 332 8451

With a copy to:	Horwood Marcus & Berk, Chtd. 180 North LaSalle Street - Suite 7300 Chicago, IL 60601 Attention: Jeffrey A. Hechtman, Esq. Telephone No.: (312) 606-3231 Facsimilie No.: (312) 264-2548

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If to Leisurecorp:	Leisurecorp, LLC P.O. Box 262080 Dubai, UAE Facsimile: +971-4-368-7654 Telephone: Attention: David Spencer

If to GWSE:	Great White Shark Enterprises, LLC 501 N. Highway A1A Jupiter, FL 33477 Facsimile: (561) 743-8831 Telephone: (561) 743-8818 Attention: Bart Collins

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(d) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior oral or written proposals or agreements relating thereto. This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by all of the parties hereto (other than GPSI, for the avoidance of doubt).

(e) Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted assigns and successors of such party; and all covenants, promises and agreements by or on behalf of the such party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted assigns and successors. Neither party shall assign or delegate any of its rights or duties hereunder without the prior written consent of the other party, and any attempted assignment or delegation without such consent shall be null and void.

(f) Headings. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(g) Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any way, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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IN WITNESS WHEREOF, this Agreement was duly executed on the date first written above.

LEISURECORP, LLC

By:
Name:
Title:

GREAT WHITE SHARK ENTERPRISES, LLC

By:
Name:
Title:

TULIP GROUP INVESTMENTS, LIMITED

By:
Name:
Title:

Acknowledged and Agreed to:

GPS INDUSTRIES, INC.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO:

Attention:

FROM:	Tulip Group Investments, Limited

RE:	Exercise Notice

DATE:

In accordance with the terms and conditions set forth in the Purchase Option Agreement, dated as of June 12, 2008 (the “Agreement”), among Leisurecorp, LLC, a Dubai limited liability company (“Leisurecorp”), Great White Shark Enterprises, LLC, a Florida limited liability company (“GWSE”) and the undersigned, I hereby advise each of you that by means of this exercise notice, I wish to purchase              Option Shares and Warrants to purchase              Common Shares, which is consistent with the ratio of Option Shares and Warrants described in Section 2(b) of the Agreement and shall be apportioned between each of you in accordance with Section 2(a) of the Agreement.

TULIP GROUP INVESTMENTS, LIMITED

EXHIBIT B – FORM PURCHASE AGREEMENT

[See Attached]

B-1

PURCHASE AGREEMENT

by and among

LEISURECORP LLC

GREAT WHITE SHARK ENTERPRISES, LLC

and

TULIP GROUP INVESTMENTS, LIMITED

Dated as of June     , 2008

Appendix A – Form of Assignment of Warrant

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of June     , 20    , is by and among Leisurecorp LLC, a Dubai limited liability company (“Leisurecorp”), Great White Share Enterprises, LLC, a Florida limited liability company (“GWSE”) (Leisurecorp and GWSE together “Sellers”), and Tulip Group Investments, Limited, a B.V.I. company (“Purchaser”).

WHEREAS, Leisurecorp is the record and beneficial owner of (i) [                    ] shares of Series B Convertible Preferred Stock (the “Shares”), par value U.S.$.001 each, of GPS Industries, Inc., a Nevada corporation (“GPSI”), and (ii) five-year warrants to purchase up to [                    ] shares of GPSI’s common stock, par value $0.001 per share (the “Common Stock”); and

WHEREAS GWSE is the record and beneficial owner of (i) [                    ] Shares, and (ii) five-year warrants to purchase up to [            ] Common Stock,;

WHEREAS, subject to the terms and conditions hereof, Leisurecorp desires to sell to Purchaser, and Purchaser desires to purchase from Leisurecorp (i) [            ] Shares (the “Leisurecorp Transferred Shares”) and (ii) warrants to purchase up to [            ] shares of Common Stock (the “Leisurecorp Transferred Warrants”) pursuant to and in accordance with the terms of the GPS Industries, Inc. Stock Purchase Warrant, dated December 29, 2006 (the “December 29 Warrant”); and

WHEREAS, subject to the terms and conditions hereof, GWSE desires to sell to Purchaser, and Purchaser desires to purchase from GWSE, (i) [            ] Shares (the “GWSE Transferred Shares” and together with the Leisurecorp Transferred Shares, the “Transferred Shares”) and (ii) warrants to purchase up to [            ] shares of Common Stock (the “GWSE Transferred Warrants” and together with the Leisurecorp Transferred Warrants, the “Transferred Warrants”) pursuant to and in accordance with the December 29 Warrant.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, including the appendices hereto (which for the avoidance of doubt are deemed part hereof), the terms set forth in this Article I shall have the respective meanings indicated with respect to such terms:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Anti-Money Laundering Laws” means, collectively, (i) the USA Patriot Act of 2001, (Pub. L. No. 107-56) and (ii) any other Law of any relevant jurisdiction having the force of law and relating to anti-money laundering.

“Approval” means any approval, authorization, consent, qualification, permit, license, franchise, clearance, Order or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or notice required to be given to, any Governmental Entity.

“Business Day” means a day (other than Saturday or Sunday) on which commercial banks are open for business in [New York, New York].

“Common Stock” shall have the meaning set forth in the Preamble.

“Contract” means any binding agreement, bond, commitment, indenture, lease, instrument or obligation.

“Control” shall have the meaning set forth in the definition of Affiliate.

“December 29 Warrant” shall have the meaning set forth in the Preamble.

“Encumbrances” means any and all Liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, shareholder agreements or other adverse claims or restrictions on title or transfer of any nature whatsoever.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, multinational or supranational, domestic or foreign, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority that has, in each case, jurisdiction over the matter in question.

“GPSI” shall have the meaning set forth in the Preamble.

“GWSE” shall have the meaning set forth in the Preamble.

“GWSE Transferred Shares” shall have the meaning set forth in the Preamble.

“GWSE Transferred Warrants” shall have the meaning set forth in the Preamble.

“Law/Laws” means any constitutional provision, statute, law, rule, ordinance, regulation, treaty, code, executive order or interpretation of any Governmental Entity and any Order.

“Leisurecorp” shall have the meaning set forth in the Preamble.

“Leisurecorp Transferred Shares” shall have the meaning set forth in the Preamble.

“Leisurecorp Transferred Warrants” shall have the meaning set forth in the Preamble.

“Order” means any binding and enforceable decree, injunction, judgment, order, ruling, assessment, stipulation, determination or writ issued by or agreement entered into with a Governmental Entity (whether preliminary or final).

“Organizational Documents” means, with respect to any party, as applicable, the certificate of incorporation, articles of incorporation, memorandum and articles of association, certificate of formation, by-laws, articles of organization, limited liability company agreement, limited partnership agreement, formation agreement, joint venture agreement, general partnership agreement or other similar organizational documents of such party, together with any shareholder agreement, voting agreement or similar agreement among two or more of the equity owners of any such entity.

“Person” shall mean any natural person, association, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, joint venture, trust or any other entity, organization or Governmental Entity.

“Purchase Option” shall mean the Purchase Option Agreement, dated June 12, 2008, by and among Leisurecorp, GWSE and Purchaser.

“Purchaser” shall have the meaning set forth in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” shall have the meaning set forth in the Preamble.

“Shares” shall have the meaning set forth in the Preamble.

“Shareholder Agreement” shall mean the Shareholder Agreement, dated as of December 29, 2006, as amended from time to time, by and among GPSI and the shareholders of GPSI party thereto.

“Transferred Shares” shall have the meaning set forth in the Preamble.

“Transferred Warrants” shall have the meaning set forth in the Preamble.

ARTICLE II

PURCHASE AND SALE OF THE TRANSFERRED SHARES AND THE TRANSFERRED WARRANTS

Section 2.1 Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement, (i) Purchaser agrees to purchase from Leisurecorp, and Leisurecorp agrees to sell and deliver to Purchaser, in each case on the date hereof, the Leisurecorp Transferred Shares and the Leisurecorp Transferred Warrants in consideration for which Purchaser shall pay or cause to be paid to Leisurecorp on the date hereof a purchase price of $[            ] in

cash, (ii) Purchaser agrees to purchase from GWSE, and GWSE agrees to sell and deliver to Purchaser, in each case on the date hereof, the GWSE Transferred Shares and the GWSE Transferred Warrants in consideration for which Purchaser shall pay or cause to be paid to GWSE on the date hereof a purchase price of $[            ] in cash, in each case to be wired to Leisurecorp and GWSE respectively, in immediately available funds in accordance with the instructions delivered by each of them to Purchaser in advance of such wire.

(b) As promptly as practicable after the date of this Agreement, Sellers shall deliver to Purchaser one or more share certificates, evidencing the Transferred Shares, in each case either in the name of Purchaser or its designee, endorsed in blank or with an executed blank stock power attached and with all transfer tax stamps attached or provided sufficient to vest good and valid title to the Transferred Shares in Purchaser.

(c) [On, or as promptly as practicable after the date of, this Agreement, Sellers shall surrender the December 29 Warrant, together with a properly executed Assignment of Warrant in the form attached hereto as Appendix A, at the office or agency of GPSI, and direct GPSI to register Purchaser in the applicable books and records of GPSI as the transferee of the Transferred Warrants. ]

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby represent and warrant to Purchaser (severally, and not jointly) that:

Section 3.1 Organization and Related Matters. Sellers are duly organized and validly existing under the Laws of the jurisdiction of their respective organization and have all requisite power and authority to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 3.2 Authorization; No Conflicts.

(a) Sellers have all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers and constitutes a legally valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally and by general equitable principles.

(b) The execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or constitute a breach or default under, their respective Organizational Documents, (ii) violate, or constitute a breach or default under, or result in the termination, acceleration or cancellation of, or the loss of benefit under, any Contract to which Sellers are a party or by which their respective assets may be bound or affected (whether upon lapse of time and/or the occurrence of any act or event or otherwise) or (iii) violate any Law or Order applicable to Sellers or by which their respective assets may be bound, other than, in the case of clauses (ii) and (iii) above as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Sellers to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

(c) Assuming the truth and accuracy of the representations and warranties of Purchaser in Article IV hereof, no Approval is necessary to be obtained or made by Sellers in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.3 Ownership of the Transferred Shares and the Transferred Warrants. Sellers are the lawful record and beneficial owner of the Transferred Shares and the Transferred Warrants, own their respective Transferred Shares and the Transferred Warrants free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agreement, the Shareholder Agreement and other Organizational Documents of GPSI, the December 29 Warrant and restrictions on transfer under federal and state securities laws. Upon the delivery of their respective Transferred Shares and the Transferred Warrants by Sellers to Purchaser, in the manner contemplated by Section 2.1(b) and (c), as applicable, Purchaser will acquire the beneficial and legal title to the Transferred Shares and the Transferred Warrants so delivered, free and clear of all Encumbrances except for Encumbrances created by this Agreement and other Organizational Documents of GPSI, the newly issued warrants and restrictions on transfer under federal and state securities laws, or Encumbrances created by Purchaser.

Section 3.4 Non-U.S. Person and Transactions Outside The United States. Leisurecorp is not a U.S. Person as such term is defined in Regulation S under the Securities Act.

Section 3.5 No Other Representations. Except as expressly provided above, or elsewhere in this Agreement, Sellers do not make to Purchaser, and Sellers hereby expressly disclaim, any representation or warranty of any kind or nature, written or oral, statutory, express or implied, including, without limitation, with respect to Sellers or any of their respective assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers that:

Section 4.1 Organization and Related Matters. Purchaser is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite power and authority to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 4.2 Authorization; No Conflicts.

(a) Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legally valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally and by general equitable principles.

(b) The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or constitute a breach or default under, its Organizational Documents, (ii) violate, or constitute a breach or default under, or result in the termination, acceleration or cancellation of, or the loss of benefit under, any Contract to which Purchaser is a party or by which its assets may be bound or affected (whether upon lapse of time and/or the occurrence of any act or event or otherwise) or (iii) violate any Law or Order applicable to Purchaser or by which its assets may be bound, other than, in the case of clauses (ii) and (iii) above as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(c) No Approval is necessary to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.3 Compliance. Purchaser and its Affiliates are in compliance in all material respects with the applicable requirements of (a) the Anti-Money Laundering Laws and (b) the U.S. Trading With the Enemy Act and the U.S. International Emergency Economic Powers Act. Purchaser is not owned directly or indirectly or controlled in fact by, or acting as an agent for, the Government of Dubai or any other Governmental Entity. Purchaser’s owners do not reside in Iran. Neither Purchaser nor any of Purchaser’s owners are affiliated with, or acting on behalf of, the Government of Iran or any Iran-domiciled entity in regard to the transactions contemplated by this Agreement or the conduct of their business generally. Purchaser and Purchaser’s owners are not listed as Specially Designated Nationals by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) and are not otherwise targeted under any economic sanctions program or other restrictive measures administered by OFAC or any other Governmental Entity.

Section 4.4 Restricted Securities. Purchaser understands that the Transferred Shares and the Transferred Warrants have not been registered under the Securities Act or the securities or blue sky Laws of any State of the United States or any other jurisdiction. Purchaser also understands that the Transferred Shares and the Transferred Warrants are being offered and sold pursuant to an exemption from registration otherwise required by the Securities Act and any such State or other jurisdictions’ securities or blue sky Laws based in part upon Purchaser’s representations contained in this Agreement.

Section 4.5 Acquisition For Own Account. Purchaser is purchasing the Transferred Shares and the Transferred Warrants for its own account for investment only, and not with a view towards a distribution thereof in violation of the Securities Act; provided, that this representation and warranty shall not limit Purchaser’s right to sell the Transferred Shares and the Transferred Warrants in compliance with applicable securities laws.

Section 4.6 Non-U.S. Person and Transactions Outside The United States. Purchaser is not a U.S. Person as such term is defined in Regulation S under the Securities Act.

Section 4.7 Legends. Purchaser understands that certificates representing the Transferred Shares and the warrant representing the Transferred Warrants will bear legends required under applicable federal and state securities Law and as set forth in the Shareholder Agreement and the December 29 Warrant, as applicable.

Section 4.8 Financial Sophistication; Information. Purchaser is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks involved in purchasing the Transferred Shares and the Transferred Warrants and to make an informed decision relating thereto. Purchaser has been furnished with the materials relating to the business, operations, financial condition, assets and liabilities of GPSI and other matters relevant to Purchaser’s investment in the Transferred Shares and the Transferred Warrants, which have been requested by Purchaser, and Purchaser has had adequate opportunity to ask questions of, and receive answers from, the officers, employees, agents, accountants, and representatives of GPSI concerning the business, operations, financial condition, assets and liabilities of GPSI and all other matters relevant to its investment in the Transferred Shares and the Transferred Warrants.

Section 4.9 Possession of Information. Purchaser acknowledges that (i) Sellers currently may have, and later may come into possession of, information with respect to the Transferred Shares or the Transferred Warrants, other ordinary shares in the capital of GPSI, GPSI’s future plans and the present or future valuation of the Transferred Shares or GPSI, in each case that is not known to Purchaser and that may be material to a decision to sell the Transferred Shares or the Transferred Warrants (the “Excluded Information”), (ii) Purchaser has determined to purchase the Transferred Shares and the Transferred Warrants notwithstanding its lack of knowledge of the Excluded Information and (iii) Sellers and their respective Affiliates shall have no liability to Purchaser, and Purchaser hereby waives and releases any claims that it might have against Sellers and their respective Affiliates, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Excluded Information in connection with the transactions contemplated under this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival. All of the representations and warranties contained in Articles III and IV of this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

Section 5.2 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered (including by facsimile) to the other party.

Section 5.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [NEW YORK], WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF [NEW YORK] LOCATED IN [NEW YORK COUNTY, NEW YORK ]AND ANY FEDERAL COURT LOCATED IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY PROCEEDING RELATING TO THIS AGREEMENT. FURTHER, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION OR DEFENSE THAT IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING IN ANY SUCH COURTS. THE PARTIES AGREE THAT ANY OR ALL OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ANY OBJECTIONS TO VENUE OR TO CONVENIENCE OF FORUM. EACH OF THE PARTIES (ON BEHALF OF ITSELF AND ITS AFFILIATES) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(b) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

(c) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 5.3.

Section 5.4 Entire Agreement. This Agreement, the Purchase Option and the appendixes hereto and thereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings, representations or warranties between the parties, whether written or oral, other than those set forth or referred to herein.

Section 5.5 Notices. All notices and other communications to be given to any party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a)	If to Sellers:	Leisurecorp LLC Istithmar Leisure P.O. Box 17000 Dubai UAE Attn: David Spencer, Chief Executive Officer Telecopy: +9714-3687654

Great White Shark Enterprises, LLC 501 N. Highway A1A Jupiter, FL 33477 Attn: Bart Collins Telecopy: +1561-743-8831

(b)	If to Purchaser:	Tulip Group Investments, Limited P.O. Box 73147 Dubai, UAE Attn: Masoud Sangi Telecopy: 04 332 8451

Section 5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party; provided, however, that no such assignment shall transfer or in any way modify or limit the assignor’s obligations hereunder.

Section 5.7 Headings. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated and except in the Appendices hereto, wherein references to Sections or Articles shall mean Articles or Sections of such Appendices unless otherwise stated.

Section 5.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the parties. Any party may, only by an instrument in writing, waive, only as to itself, compliance by the other party with any term or provision of this Agreement on the part of such other party to be performed or complied with. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

Section 5.9 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 5.10 Interpretation. The phrase “including” shall be deemed to be followed by “without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or article in which such words appear. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 5.11 Limitation of Liability. No party to this Agreement (or its Affiliates or its or their respective directors, officers, agents or representatives) shall, under any circumstances, be liable to any other party (or its Affiliates or its or their respective directors, officers, agents or representatives) for any consequential, exemplary, special, incidental or punitive damages claimed by such other party under the terms of or due to any breach of this Agreement. It is further agreed that the maximum liability of Sellers for any breach of this Agreement shall be limited to the respective amount of the consideration received by them in exchange for their respective Transferred Shares and Transferred Warrants.

Section 5.12 Further Assurances. From time to time after the date hereof, without additional consideration, each of the parties will (or, if appropriate, cause their subsidiaries or Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions and others matters contemplated by this Agreement.

Section 5.13 Public Announcements. Except as otherwise required by applicable Law, no party nor any of its Affiliates, agents or representatives, shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties, which consent shall not be unreasonably withheld or delayed; provided, that if a press release or other public statement is required by applicable Law, the party intending to make such release or statement shall give the other parties prior notice and shall use its best efforts to consult with the other parties with respect to the text therein and consider in good faith any suggestions made by such other parties in connection therewith.

Section 5.14 Expenses. Each party shall be responsible for all fees and expenses incurred by it with respect to this Agreement and the transactions contemplated hereby.

Section 5.15 No Third-Party Beneficiary. This Agreement is solely for the benefit of the parties and their respective permitted successors and assigns and no other Person shall have any rights or remedies hereunder.

Section 5.16 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity (but subject to Section 5.11). Purchaser hereby waives and agrees not to assert any defenses in an action for specific performance.

[Signatures appear on the following page]

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered on the date first set forth above.

LEISURECORP LLC

By:
Name:
Title:

GREAT WHITE SHARK ENTERPRISES, LLC

By:
Name:
Title:

TULIP GROUP INVESTMENTS, LIMITED

By:
Name:
Title:

APPENDIX A – FORM OF ASSIGNMENT OF WARRANT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all rights of the undersigned under the attached Warrant, with respect to the number of shares of Common Stock covered thereby issuable pursuant to the attached Warrant set forth herein below, to:

Name of Assignee	Address	No. of Shares
Tulip Group Investments, Limited	P.O. Box 73147 Dubai, UAE	[ ]

and hereby irrevocably constitutes and appoints                                                                                                    as agent and attorney-in-fact to transfer said Warrant on the books of the within-named corporation, with full power of substitution in the premises.

Dated:                     ,

In the presence of

Name:

Signature:
Title of Signing Officer or Agent (if any)

Address: